EXHIBIT 99.1

LIFECORE ADDS DIRECTOR and NAMES OFFICER

Chaska, MN. November 8, 2004 – LIFECORE BIOMEDICAL, INC. (NASDAQ:LCBM) announced today that Luther T. Griffith has been appointed to its Board of Directors and Kipling Thacker, Ph.D. has been appointed Vice President of New Business Development.

Mr. Griffith has over 25 years of executive and financial management experience in both public and private companies. He is currently President of Griffith Resources, Inc., a private company that provides consulting and capital resources to small businesses and Chairman of Care Technologies, Inc., a manufacturer of wireless response and locating systems for the eldercare market. He served Alexander & Alexander Services, Inc. for more than 15 years in capacities that included CEO of Global Risk Management and President of Georgia operations. Mr. Griffith holds an MBA degree from Harvard Business School with an emphasis in finance.

“Luther’s background and senior management experience equip him to make a contribution to our Board of Directors. His financial experience will fill the need on our Board for financial expertise. I welcome Luther to our Company,” said Dennis J. Allingham, Lifecore’s President and CEO.

Dr. Thacker has been with the Company for more than 20 years. Kip has served the Company in the areas of scientific research, technical development and new business development. He is a co-inventor of our hyaluronan fermentation process. He holds a Ph.D. in microbiology from the University of Minnesota.

“Kip’s promotion recognizes his contribution to our company,” said Mr. Allingham. “His strong knowledge base of hyaluronan technology fits well with the strategic development of our business.”

About Lifecore Biomedical

Lifecore Biomedical develops, manufactures, and markets biomaterials and medical devices for use in various surgical markets through two divisions, Hyaluronan Division and Oral Restorative Division. The Hyaluronan Division conducts its business through OEM and contract manufacturing alliances in the gynecologic, ophthalmic, orthopedic, and veterinary surgical fields. The Oral Restorative Division conducts its dental surgery business through direct sales and marketing in the United States, Germany, Italy, and Sweden, and through 25 distributors in 35 countries.

Forward-Looking Statements

Certain statements in this release are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including the statements regarding strategic development of the business. Such forward-looking statements involve numerous risks and uncertainties in the complex regulatory and competitive aspects of Lifecore’s business activity that could cause actual results to differ materially from those implied. Investors are strongly cautioned to review more detailed discussions of those risks presented in the Company’s filings with the Securities and Exchange Commission including Exhibit 99.1 to Lifecore’s annual report on Form 10-K for the fiscal year ending June 30, 2004.

Additional general corporate information is available on the internet at http://www.lifecore.com.
Contact 952-368-4300

Dennis J. Allingham, President and CEO

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